Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

eDiets.com® Announces Financing and Warrant Amendment

—Company expects meaningful improvement in second quarter of 2009 operating results—

FORT LAUDERDALE, FL, June 29, 2009 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that it has entered into a $500,000 Private Placement with certain members of management and the Board of Directors. In addition, the Company expects to raise approximately $2.5 million from the exercise of amended warrants. The Company will use the proceeds to fund future growth opportunities.

Kevin McGrath, President and Chief Executive Officer, commented, “During the first quarter of 2009, we implemented a number of strategic changes and cost cutting measures that are resulting in meaningful improvements in our second quarter operating results and overall business performance. In particular, as a result of the actions we’ve taken, we expect to be very close to operating cash flow breakeven in the second quarter. Because of these improvements, we will be able to use the proceeds from this raise toward future revenue expansion opportunities beginning in the third quarter. I am confident that our strategic plan and promotional initiatives have positioned our business for long-term profitable growth.”

The Company also executed on an Agreement to Amend Warrants (“Warrant Amendment”) with Prides Capital Fund I, L.P. (“Prides Capital”), a major shareholder with two representatives on the Company’s Board of Directors. Under the terms of the Warrant Amendment, the Company agreed to reduce the exercise price of the previously issued and outstanding 2.6 million warrants to $1.00 per share from the range of $4.25 to $6.00 per share on the condition that it is Prides Capital intention to use it best efforts to exercise the amended warrants in the near future.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets currently features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that we will not be able to obtain sufficient and/or acceptable outside financing (when and if required);, changes in general economic and business conditions; changes in product acceptance by consumers; a decline in the effectiveness of sales and marketing efforts; loss of market share and pressure on prices resulting from competition; significant investments in our technology platform, marketing plans, and product development to remain competitive with other online providers of healthy living and weight loss plans, many of which may be found to offer superior and more varied features than our plans and may also be offered for free; volatility in the advertising markets; any delay, disruption, or suspension of our supply of prepared meals from our vendor; changes in consumer preferences and discretionary spending; product liability and other risks from the sale of ingested products; regulatory actions affecting our marketing activities; and the outcome of litigation pending against us. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward- looking statements.